EXHIBIT 4.4

[FORM OF 2008 PLACEMENT AGENT WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

AMERICAN DEFENSE SYSTEMS, INC.

WARRANT TO PURCHASE COMMON SECURITIES

Warrant No.: MT-

Number of Shares of Common Securities:

Date of Issuance: March 7, 2008 (“Issuance Date”)

American Defense Systems, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                       , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Securities (including any Warrants to Purchase Common Securities issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),                           fully paid nonassessable shares (the “Warrant Securities”) of common stock, par value $0.001 per share (the “Common Stock”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 18.

1.     EXERCISE OF WARRANT.

(a)   Mechanics of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Securities as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) by notifying the Company that this

Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Securities shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Securities.  On or before the fifth (5th) Business Day following the date (the “Security Delivery Date”) on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall (X) at any time (A) prior to Public Company Date or (B) after the Public Company Date if the Company’s transfer agent (the “Transfer Agent”) is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the share register of the Company in the name of the Holder or its designee, for the number of Warrant Securities to which the Holder is entitled pursuant to such exercise or (Y) on or after the Public Company Date, provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Warrant Shares do not require any legend, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii) above, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Securities with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates, if any, evidencing such Warrant Securities.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Securities represented by this Warrant submitted for exercise is greater than the number of Warrant Securities being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Securities purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Securities with respect to which this Warrant is exercised.  No fractional Warrant Securities are to be issued upon the exercise of this Warrant, but rather the number of Warrant Securities to be issued shall be rounded up to the nearest whole number.

(b)   Exercise Price.  For purposes of this Warrant, “Exercise Price” means $2.00 (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events).

(c)   Cashless Exercise.  Notwithstanding anything contained herein to the contrary, from and after the Public Company Date, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Public Company Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Closing Sale Price of the Public Company Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d)           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Securities, the Company shall promptly issue to the Holder the number of Warrant Securities that are not disputed and resolve such dispute in accordance with Section 13.

2.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SECURITIES.  The Exercise Price and the number of Warrant Securities shall be adjusted from time to time as follows:

(a)           Adjustment upon Issuance of Common Securities.  If and whenever on or after the Subscription Date and through the third anniversary of the Public Company Date the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any Common Securities (including the issuance or sale of Common Securities owned or held by or for the account of the Company), but excluding any Excluded Securities (as such term is defined in the Certificate of Designations) for a consideration per share (the “New Issuance Price”) less than the Exercise Price (the “Applicable Price”) in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Securities Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Securities Deemed Outstanding immediately after such Dilutive Issuance.  Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Securities shall be adjusted to the number of Common Securities determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Securities acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.  For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i)            Issuance of Options.  If the Company in any manner grants any Options and the lowest price per share for which one share of Common Securities is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(a)(i), the “lowest price per share for which one share of Common Securities is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Securities upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price or number of Warrant Securities shall be made upon the actual issuance of such Common Securities or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Securities upon conversion, exercise or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Securities is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(a)(ii), the “lowest price per share for which one share of Common Securities is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Securities upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Exercise Price or number of Warrant Securities shall be made upon the actual issuance of such Common Securities upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Securities shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Securities increases or decreases at any time, the Exercise Price and the number of Warrant Securities in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of

Warrant Securities which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Securities Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Securities.

(iv)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction (x) the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any Common Securities, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Securities, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt.  If any Common Securities, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Securities, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation  Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)           Record Date.  If the Company takes a record of the holders of Common Securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Securities, Options or in Convertible Securities or (B) to subscribe for or purchase Common Securities, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Securities deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Adjustment upon Subdivision or Combination of Common Securities.  If the Company at any time on or after the Subscription Date subdivides (by any security split, security dividend, recapitalization or otherwise) one or more classes of its outstanding Common Securities into a greater number of Common Securities, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Securities will be proportionately increased.  If the Company at any time on or after the Subscription Date combines (by combination, reverse security split or otherwise) one or more classes of its outstanding Common Securities into a smaller number of Common Securities, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Securities will be proportionately decreased.  Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Securities so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Warrant Securities as otherwise determined pursuant to this Section 2.

3.             RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Securities, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a)           any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Securities entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the Common Securities on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Securities, and (ii) the denominator shall be the Closing Bid Price of the Common Securities on the Trading Day immediately preceding such record date; and

(b)           the number of Warrant Securities shall be increased to a number of shares equal to the number of Common Securities obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Securities entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of Common Securities (or common stock) (“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Securities, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Securities calculated in accordance with the first part of this paragraph (b).

4.             PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Securities (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Securities acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Securities are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section (4)(b), including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the Common Securities reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the Common Securities acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant)

prior to such Fundamental Transaction.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Securities (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded Common Securities (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Securities are entitled to receive securities or other assets with respect to or in exchange for Common Securities (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the Common Securities (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

5.             Intentionally Omitted.

6.             NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or other organization documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Warrant Securities receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Securities upon the exercise of this Warrant.

7.             WARRANT HOLDER NOT DEEMED A SECURITY HOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of Common Securities of the Company for any purpose, nor shall anything contained in this

Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a security holder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of Common Securities, reclassification of Common Securities, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Securities which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a security holder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the security holders of the Company generally, contemporaneously with the giving thereof to the security holders.

8.             REISSUANCE OF WARRANTS.

(a)           Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Securities being transferred by the Holder and, if less then the total number of Warrant Securities then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Securities not being transferred.

(b)           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Securities then underlying this Warrant.

(c)           Warrant Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Securities then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Securities as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Warrant Securities shall be given.

(d)           Issuance of New Warrant.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Securities then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Securities designated by the Holder which, when added to the number of Securities underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Securities then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9.             NOTICES.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon transmission, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

American Defense Systems, Inc.

230 Duffy Avenue, Unit C

Hicksville, NY 11801
Facsimile:              (516) 390-5308

Attention:             Chief Financial Officer

With a copy (for informational purposes only) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard

Suite 1200

McLean, Virginia 22102
Facsimile:              (703) 749-1301
Attention:             Jeffrey R. Houle

If to the Holder:

[INSERT]
Facsimile:
Attention:

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

10.           AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Person who was the Holder as of the Issuance Date.

11.           GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the

State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

12.           CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.           DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Securities, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Securities within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Securities to the Company’s independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14.           REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.           TRANSFER.          This Warrant and the Warrant Securities may not be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

16.           SEVERABILITY. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

17.           PIGGYBACK REGISTRATION RIGHTS.

(a)           If at any time the Company determines to file a registration statement (including pursuant to the request of any security holder of the Company which has the right to require the Company to file such a registration statement) under the 1933 Act to register an offering of shares of Common Stock, it must give to the Holder written notice of such determination at least 20 days prior to each such filing.  If, within 10 days after delivery of any such notice, the Holder so requests in writing, the Company must include in such registration statement, subject to the remainder of this Section 17, all of the Warrant Securities that such Holder requests to be so included.  All such Warrant Securities are sometimes referred to herein as the “Registrable Securities.”

(b)           Any Registrable Securities of the Holder that are to be included in an underwritten public offering pursuant to this Section 17 shall be offered and sold upon such terms as the managing underwriters thereof determine; provided, however, that any such terms must be the same as the terms to which any other holder of Registrable Securities will be bound and must not be substantially different from the terms pursuant to which the Company and any other security holder selling shares of Common Stock in such offering are selling such shares.  The managing underwriters may condition the Holder’s participation in such an underwritten public offering upon such Holder’s execution of an underwriting agreement containing customary terms and conditions.  If the managing underwriters for an underwritten public offering determine that the number of shares of Common Stock proposed to be sold in such offering would adversely affect the marketing of the shares of Common Stock to be sold by the Company therein or by the person or persons who exercised their right to require the Company to register such offering under the 1933 Act, then the number of shares of Common Stock to be included in such offering shall be reduced in the following order until the number of such shares does not exceed the number that the managing underwriters believe can be sold without any such adverse effects:

(i)            The shares of Common Stock to be included in such offering for the accounts of persons who do not have any contractual registration rights shall be reduced pro rata among such persons based upon the number of shares of Common Stock beneficially owned by them until the number of shares to be included for such persons is equal to zero.

(ii)           The Registrable Securities to be included in such offering for the accounts of persons whose contractual registration rights are inferior to the registration rights of the Holder shall be reduced pro rata among such persons based upon the number of Registrable Securities beneficially owned by them until the number of Registrable Securities to be included for such persons is equal to zero.

(iii)  The Registrable Securities to be included in such offering for the accounts of the Holder and other persons who have equivalent contractual registration rights shall be reduced pro rata among such persons based upon the number of Registrable Securities beneficially owned by them until the number of Registrable Securities to be included for such persons is equal to zero.  The reduction of Registrable Securities to zero as set forth in the immediate preceding sentence must occur prior to any reduction of Registrable Securities to be included in such offering for the accounts of (a) the Company or (b) other persons who have superior contractual registration rights as against the Holder.

If the Holder, after electing to participate in an underwritten public offering determines that it does not approve of the terms of any such offering prior to the effectiveness of the related registration statement under the 1933 Act, then such Holder may elect to withdraw therefrom by giving written notice of such withdrawal to the Company and the managing underwriters prior to such effectiveness.

(c)           All registration rights granted under this Section 17 shall terminate and be of no further force or effect from and after the second anniversary of the effective date under the 1933 Act of the registration statement for the Company’s first firm commitment underwritten public offering of shares of Common Stock (the “Initial Offering”).  A Holder shall not be entitled to exercise its registration rights under this Section 17 at any time that (i) the Company is subject to and is in compliance with the applicable reporting requirements under the Securities Exchange Act of 1934, as amended; and (ii) all Registrable Securities beneficially owned by such Holder may be sold pursuant to Rule 144 under the 1933 Act.

(d)           Notwithstanding anything to the contrary set forth herein, (i) the provisions of this Section 17 shall not apply to any registration statement that is being filed to register the offering of (A) securities being offered in the Initial Offering, (B) securities to be issued solely in connection with the acquisition of any entity or business, (C) securities issuable solely pursuant to employee benefit plans (including pursuant to the exercise of stock options), or (D) securities the offering of which is being registered on a registration form that does not permit the registration of the offering of securities for security holders; and (ii) the Company may withdraw any registration statement referred to in this Section 17 in accordance with the provisions of the 1933 Act without thereby incurring any liability to the Holder.

18.           CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of 75% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Fundamental Transaction.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Board of Directors” means the board of directors of the Company.

(d)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)           “Certificate of Designations” means the certificate of designations for the Series A Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on or about the Issuance Date.

(f)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date on or after the Public Company Date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases either before or after the Public Company Date, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g)           “Common Securities” means (x) prior to the Public Company Date, the shares of Common Stock or (y) after the Public Company Date, the Public Company Stock.

(h)           “Common Securities Deemed Outstanding” means, at any given time, the number of shares of Common Securities actually outstanding at such time, plus the number of shares of Common Securities deemed to be outstanding pursuant to Sections 2(a)(i) and 2(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Securities owned or held by or for the account of the Company or issuable upon exercise of the SPA Warrants.

(i)            “Convertible Securities” means any Common Securities or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Securities.

(j)            “Eligible Market” means The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

(k)           “Expiration Date” means the date that is sixty (60) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(l)            “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Securities (not including any Common Securities held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Securities (not including any Common Securities held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Securities, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Securities.

(m)          “Options” means any rights, warrants or options to subscribe for or purchase Common Securities or Convertible Securities.

State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(n)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(o)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p)           “Principal Market” means the Eligible Market that the Company’s Public Company Stock is traded immediately following the Public Company Date.

(q)           “Public Company Date” means the date the shares of Common Stock of the Company (or its successor by merger, recapitalization, reorganization, or otherwise) is registered under the 1934 Act or the Securities Act of 1933, as amended (the “1933 Act”) (a “Public Company Event”).

(r)            “Public Company Stock” means shares of the class of common equity of the Company registered under the 1934 Act or the 1933 Act.

(s)           “Qualified Public Offering” means a public offering of the Common Stock at a price of at least $4.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events) which generates gross proceeds to the Company in excess of $25,000,000; provided, however, that such public offering may not (i) include warrants with an exercise price of less than $5.00 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events) and (ii) the number of warrants may not exceed fifty percent (50%) of the shares of Common Stock being offered in such public offering.

(t)            “Successor Entity” means the Person (or the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(u)           “Trading Day” means (i) prior to the Public Company Date, any Business Day or (ii) on or after the Public Company Date, any day on which the Public Company Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Public Company Stock, then on the principal securities exchange or securities market on which the Public Company Stock is then traded; provided that “Trading Day” shall not include any day on which the Public Company Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Public Company Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(v)           “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of the Common Securities, then such dispute shall be resolved pursuant to Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

[Signature Page Follows]

                IN WITNESS WHEREOF, the Company has caused this Warrants to Purchase Common Securities to be duly executed as of the Issuance Date set out above.

AMERICAN DEFENSE SYSTEMS, INC.

By:

Name:

Gary Sidorsky

Title:

Chief Financial Officer

                EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO
EXERCISE THIS WARRANT TO PURCHASE COMMON SECURITIES

AMERICAN DEFENSE SYSTEMS, INC.

                The undersigned holder hereby exercises the right to purchase                                    of shares of Common Securities (“Warrant Securities”) of American Defense Systems, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

                1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

                                                                                a “Cash Exercise” with respect to                      Warrant Securities; and/or

                                                                                a “Cashless Exercise” with respect to                Warrant Securities.

                2.  Payment of Exercise Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Securities to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                                       to the Company in accordance with the terms of the Warrant.

                3.  Delivery of Warrant Securities.  The Company shall deliver to the holder                      Warrant Securities in accordance with the terms of the Warrant.

Date: ,

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

                The Company hereby acknowledges this Exercise Notice and, if after the Public Company Date, hereby directs the Transfer Agent to issue the above indicated number of Warrant Securities.

AMERICAN DEFENSE SYSTEMS, INC.

By:
Name:
Title: